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                                                                     EXHIBIT 5.1


January 15, 2002

Sherwood Brands, Inc.
1803 Research Boulevard, Suite 201
Rockville, Maryland 20850

Ladies and Gentlemen:

     We have acted as counsel for Sherwood Brands, Inc., a North Carolina corporation (the "Company") in connection with the Company's Post Effective Amendment to Registration Statement (the "Amendment") being filed by the Company under the Securities Act of 1933, as amended, with respect to the issuance by the Company of (i) 1,007,500 shares of the common stock of the Company, $01 per share, issuable upon the exercise of outstanding warrants and underlying warrants of the Company (the "Shares") and (ii) 77,500 underlying warrants (the "Warrants").

     In connection with the preparation of the Registration Statement and this opinion letter, we have examined, considered and relied upon the following documents (collectively, the "Documents"): (1) the Company's articles of incorporation, as filed with the Secretary of State of the State of North Carolina, (2) the Company's bylaws, (3) resolutions of the board of directors of the Company, and (4) such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

     In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents.

     Based solely upon and subject to the Documents, and subject to the qualifications set forth below, we are of the opinion that the Shares and the Warrants to be issued by the Company pursuant to the Registration Statement have been duly authorized and, when issued in accordance with the terms thereof will be, fully paid and nonassessable.

     Although we have acted as counsel to the Company in connection with certain other matters, our engagement is limited to certain matters about which we have been consulted. Consequently, there may exist matters of a legal nature involving the Company in connection with which we have not been consulted and have not represented the Company. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                 Very truly yours,
                                 GREENBERG TRAURIG, P.A.

                                 /s/ Gary Epstein

                                 Gary Epstein